Exhibit 10.34
EXECUTED VERSION

FOURTH AMENDMENT TO
TRANSITION SERVICES AGREEMENT
THIS FOURTH AMENDMENT TO TRANSITION SERVICES AGREEMENT (this “Amendment” or “Fourth Amendment”) is entered into on December 19, 2017, to be effective as of January 1, 2018, by and among Contura Energy, Inc., a Delaware corporation (“Contura Energy”), Old ANR, LLC (formerly Alpha Natural Resources, Inc.) (“Alpha Natural Resources”), and ANR, Inc., a Delaware corporation (“ANR”) (each a “Party” and together, the “Parties.”)
RECITALS:
WHEREAS, the Parties entered into that certain Transition Services Agreement dated as of July 26, 2016 (as heretofore amended, the “TSA”) (any undefined capitalized term used herein shall have the meaning ascribed to it in the TSA);
WHEREAS, the Parties have agreed to further amend the TSA pursuant to Section 2.08(b) thereof as set forth herein;
WHEREAS, Section 2.08(b) of the TSA provides, in pertinent part, as follows:
Additional Services; Extension of Services Terms. In the event that the Parties identify and agree upon . . . an extension of any particular Service Term, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such . . . extension, and the agreed upon related fees and other specific terms and conditions applicable thereto.
WHEREAS, included in the ANR Provided Services as specified in Schedule II to the TSA, specifically under Service Number 21, were certain software and data access services1 to be provided for an initial period of 210 days;
WHEREAS, due to the continuing need of Contura Energy and its Subsidiaries for this service to utilize certain software and access, inspect and copy certain data, information, books and records that Contura Energy and its Subsidiaries have lawful and legitimate needs to access, inspect and copy for purposes of conducting various accounting, tax, audit and similar business functions and activities, including specifically data, information, books and records Contura Energy and its Subsidiaries are entitled to access under the Asset Purchase Agreement (see, e.g.,
1 See below for additional service details regarding Service Number 21 of the ANR Provided Services, as set forth in Schedule III to the original TSA:
“Reorg will provide various temporary software access to NewCo, including but not limited to: -Read/Report access to Oracle EBS R12, -Microsoft Windows/Office licensing, and -OSISoft licensing (prep plant monitoring).”

Sections 5.05 and 8.01(a)), Contura Energy requested, and Alpha Natural Resources and ANR agreed, to amend the TSA by agreeing to extend the period of this ANR Provided Service by three hundred and twelve (312) days until December 31, 2017, which was memorialized in that certain Third Amendment to Transition Services Agreement entered into effective as of February 22, 2017, by and among the Parties (the “Third Amendment”).
WHEREAS, the aforesaid need is continuing such that Contura Energy has requested that Alpha Natural Resources and ANR agree to amend the TSA by agreeing to extend the “Extension Period” (as defined in the Third Amendment) for an additional period of four (4) calendar years from January l, 2018 through December 31, 2021, inclusive, such that the period of this ANR Provided Service shall continue until December 31, 2021 (the “Second Extension Period”).
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.
Extension of Service Number 21: The Parties have mutually agreed that the subject ANR Provided Service as specified as Service Number 21 in Schedule II to the TSA should be revised, extended and supplemented as provided for in Appendix 1 attached hereto, which is entitled Service Number 21-A (Second Extension). The monthly fee shall be four thousand dollars ($4000.00) for the first 24 months of this Second Extension (i.e., January 1, 2018 through December 31, 2019). No later than September 30, 2019, for the 2020 service year, or September 30, 2020, for the 2021 service year, ANR shall notify Contura of its desire to reopen the monthly fee due to a material change in ANR’s costs to maintain Service Number 21-A. If ANR elects to exercise this right, it shall provide sufficient detail to Contura to demonstrate the increased costs are material compared to the costs projected at the time of this Fourth Amendment and such increased costs shall be split evenly between ANR and Contura; provided that, if Contura does not agree that the increased costs are material, then Contura may exercise the dispute resolution provision of the TSA or terminate Service Number 21-A as of December 31, 2019 or December 31, 2020, as the case may be, with no penalty.

2.
Adoption of Other Terms: All other provisions of the Third Amendment, including specifically numbered paragraphs 2 and 3, shall be and hereby are incorporated by reference into this Amendment as if set forth in full herein, it being the intent and agreement of the Parties to extend the Extension Period (as defined in the Third Amendment) for the 4-year duration of the Second Extension Period (as defined above).

3.	Miscellaneous:

a.	Except as specifically amended by this Amendment, the TSA shall remain in full force and effect and is hereby ratified and confirmed.

b.
This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically (either by facsimile transmission or by e-mail delivery of a photocopy of the original) shall be equally as effective as delivery of an original executed counterpart of this Amendment.

c.
Following execution of this Amendment, each reference in the TSA to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the TSA shall mean and be a reference to the TSA as amended by this Amendment.

d.
This Amendment constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

e.
All Parties have participated, or had the opportunity to participate, in the drafting of this Amendment, and no Party shall be deemed to be the drafter hereof. The words of all parts of this Amendment and of the TSA as hereby amended shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any of the Parties, notwithstanding any statutory or common law provisions which would suggest otherwise.

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IN WITNESS WHEREOF, the Parties caused this Fourth Amendment to Transition Services Agreement to be duly executed as of the day and year first above written.

CONTURA ENERGY, INC.

By:	/s/ Mark M. Manno
Name: Mark M. Manno
Title: EVP, General Counsel, Secretary & CPO

OLD ANR, LLC (formerly ALPHA NATURAL RESOURCES, INC.)

By:	/s/ Andrew B. McCallister
Name: Andrew B. McCallister
Title: Secretary, SVP & General Counsel

ANR, INC.

By:	/s/ Andrew B. McCallister
Name: Andrew B. McCallister
Title: Secretary & General Counsel

Appendix 1
Revised ANR Provided Service

Service flow:	Reorg (ANR) to Core (Contura)
Service number:	21-A (Second Extension)
Transition service title:	Software Application Licensing
Service period in days:	1461 (January 1, 2018 – December 31, 2021)
Provider company:	Reord (ANR)
Provider department:	IT
Provider contact job title:	VP – Information Systems & Technology
Provider contact name:	Jeff Bauserman
Receiver company:	Core (Contura)
Receiver department:	IT
Receiver contact job title:	SVP – Information Systems & Technology
Receiver contact name:	Becky Price
Monthly level provided:	0 hours
Level of provider:	N/A
Monthly value of service:	$4,000.00 except as modified pursuant to Paragraph 1 of Amendment No. 4.
Additional details on Service No. 21-A (Second Extension)
A.Reorg (ANR) will provide temporary software and data access to CoreCo (Contura), including the following:

1.	Oracle EBS R12 Access for twenty concurrent users. The user IDs shall be defined as Contura01 through Contura20. Access shall be set up as follows:

A.	Nineteen (19) user IDs shall be granted the following responsibilities:

i.	ANR INV Supply Chain Inquiry

ii.	ANR AP Corporate Inquiry

iii.	ANR GL Inquiry

iv.	ANR AR Inquiry

v.	ANR FA Inquiry

vi.	ANR INV Cost Management – SLA Inquiry

vii.	ANR PA Project Inquiry

B.	One (1) user ID shall be granted the following responsibilities:

i.	ANR PAY Payroll Reconciliation View Only

Appendix 1 – Page 1

2.	GL Wand Access and associated Licenses (19 concurrent users)

3.	Noetix Access and associated Licenses (20 concurrent users)

4.	K-Bace Access and associated Licenses (1 concurrent user)

5.	LiveLink Access and associated Licenses (19 concurrent users) such that the Contura users can access invoice images.

6.	Necessary Active Directory access, licenses, and privileges to access and use the applications listed above.
Any assistance to be provided by Reorg (ANR) will be limited to system administration and client services support. Functional support for the use of the applications is not included or considered as a part of this Amendment.

Appendix 1 – Page 2